CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our report dated March 12, 2004, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-16693 and 811-5295) of Dreyfus Cash Management Plus, Inc.

/s/ERNST & YOUNG LLP

ERNST & YOUNG LLP

New York, New York
May 24, 2004